Exhibit (e)

DIVIDEND REINVESTMENT PLAN

OF

OFS CAPITAL CORPORATION

OFS Capital Corporation, a Delaware corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to net investment income dividends and capital gains distributions declared by its Board of Directors on shares of its shares of common stock, par value $0.01 per share (the “Common Stock”):

1. Unless a stockholder specifically elects to receive cash as set forth below, all net investment income dividends and all capital gains distributions hereafter declared by the Board of Directors shall be payable in shares of the Common Stock of the Company, and no action shall be required on such stockholder’s part to receive a distribution in stock.

2. Such net investment income dividends and capital gains distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the net investment income dividend and/or capital gains distribution involved.

3. The Company shall use primarily newly issued shares of its Common Stock to implement the Plan, whether its shares are trading at a premium or a discount to net asset value. However, the Company reserves the right to direct the plan administrator and the Company’s transfer agent and registrar, American Stock Transfer & Trust Company (the “Plan Administrator”), to purchase shares of its Common Stock in the open market in connection with the implementation of the Plan. The number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the dividend or distribution payable to such stockholder by the market price per share of the Company’s Common Stock at the close of regular trading on The Nasdaq Global Market on the valuation date fixed by the Board of Directors for such distribution. Market price per share on that date shall be the closing price for such shares on The Nasdaq Global Market or, if no sale is reported for such day, at the average of their electronically-reported bid and asked prices. Any shares purchased in open market transactions by the Plan Administrator shall be allocated to each participating stockholder based upon the average purchase price, excluding any brokerage charges or other charges, of all shares of Common Stock purchased with respect to the applicable dividend.

4. A stockholder may elect to receive his or its net investment income dividends and capital gains distributions in cash. To exercise this option, such stockholder shall notify the Plan Administrator in writing so that such notice is received by the Plan Administrator no later than 10 days prior to the record date fixed by the Board of Directors for the net investment income dividend and/or capital gains distribution involved. Such election shall remain in effect until the stockholder shall notify the Plan Administrator in writing of such stockholder’s withdrawal of the election, which notice shall be delivered to the Plan Administrator no later than 10 days prior to the record date fixed by the Board of Directors for the next net investment income dividend and/or capital gains distribution by the Company.

5. The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive dividends and distributions in cash (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. Upon request by a Participant, received in writing no later than 10 days prior to the record date, the Plan Administrator will, instead of crediting shares to and/or carrying shares in a Participant’s account, issue, without charge to the Participant, a certificate registered in the Participant’s name for the number of whole shares payable to the Participant and a check for any fractional share.

6. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Company, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Company’s shares at the time of termination.

7. The Plan Administrator will forward to each Participant any Company related proxy solicitation materials and each Company report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Company.

8. In the event that the Company makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in certificated form in calculating the number of rights to be issued to the Participant.

9. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company. If a Participant elects by his, her or its written notice to the Plan Administrator to have the Plan Administrator sell part or all of his, her or its shares held by the Plan Administrator in such Participant’s account and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

10. Each Participant may terminate his or its account under the Plan by so notifying the Plan Administrator via its website at www.amstock.com, by filling out the transaction request form located at the bottom of such Participant’s statement and sending it to the Plan Administrator. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator not less than 10 days prior to any dividend or distribution record date; otherwise, such termination will be effective only with respect to any subsequent dividend or distribution. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Company. Upon any termination, the Plan Administrator will cause a certificate or certificates to be issued for the number of whole shares held for the

Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant.

11. These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions, as amended in accordance with the Plan. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Company will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Company held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions, as amended in accordance with the Plan.

12. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

13. These terms and conditions shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.